Exhibit 99.1

Contacts:	Jack Lief	E. Blair Schoeb
	President and CEO	WeissComm Partners
		Media Relations
	David Walsey	760.365.1857
	Director, Corporate Communications

	Arena Pharmaceuticals, Inc.
	858.453.7200, ext. 1682

www.arenapharm.com

Arena Pharmaceuticals Announces First Quarter 2007 Financial Results

San Diego, CA, April 18, 2007 - Arena Pharmaceuticals, Inc. (NASDAQ: ARNA) today reported financial results for the first quarter ended March 31, 2007.

Total revenues in the first quarter of 2007 were $4.9 million, compared to $12.1 million in the first quarter of 2006. Revenues in the first quarter of 2006 included a $5.0 million milestone under our collaboration with Ortho-McNeil Pharmaceutical, Inc. related to the initiation of a Phase 1 clinical trial of APD668 for the treatment of type 2 diabetes. Arena reported a net loss allocable to common stockholders in the first quarter of 2007 of $32.4 million, or $0.53 per share. This compares with a net loss allocable to common stockholders in the first quarter of 2006 of $12.7 million, or $0.30 per share.

“In the first quarter we continued to execute on our clinical development plans by completing the enrollment of our Phase 3 lorcaserin trial known as BLOOM for the treatment of obesity and initiating our Phase 2 APD125 trial for the treatment of patients with chronic insomnia,” stated Jack Lief, Arena’s President and Chief Executive Officer. “We are pleased with the positive start to the year and look forward to the month-six DSMB review for lorcaserin, the results from our Phase 2 APD125 insomnia trial and the expected initiation of a Phase 1 trial of APD791 for the treatment and prevention of arterial thromboembolic diseases.”

Research and development expenses totaled $35.8 million in the first quarter of 2007, compared to $20.5 million in the first quarter of 2006. The increase in research and development expenses in the first quarter of 2007 as compared to the first quarter of 2006 is primarily attributable to an increase in clinical trial costs related to the Phase 3 lorcaserin BLOOM (Behavioral modification and Lorcaserin for Overweight and Obesity Management) trial. Research and development expenses in the first quarter of 2007 included $1.0 million in non-cash, stock-based compensation expense, compared to $0.7 million in the first quarter of 2006. General and administrative expenses totaled $4.9 million in the first quarter of 2007, compared to $5.6 million in the first quarter of 2006. The decrease in general and administrative expenses in the first quarter of 2007 as compared to the first quarter of 2006 is primarily attributable to a decrease in patent costs partially offset by an increase in personnel-related expenses. Total patent costs, including patent costs related to partnered programs, were $0.7 million in the first quarter of 2007, compared to $2.7 million in the first quarter of 2006. To the extent Arena’s collaborators are obligated to reimburse Arena for such costs, the reimbursements are classified as revenues. Arena recorded $0.6 million in patent reimbursement costs from its collaborators in the first quarter of 2007, compared to $1.6 million in the first quarter of 2006. General and administrative expenses in the first quarter of 2007 included $0.9 million in non-cash, stock-based compensation expense compared, to $0.5 million in the first quarter of 2006.

Cash, cash equivalents and short-term investments totaled $356.3 million at March 31, 2007. Approximately 60.9 million shares of common stock were outstanding at March 31, 2007.

Arena’s First Quarter Highlights

•     Entered into an agreement to sell to BioMed Realty, L.P. three buildings owned by Arena, as well as an option to purchase a fourth building currently leased by Arena. Under the agreement, BioMed will pay Arena approximately $50.1 million for the buildings, certain facility-related property and the purchase option. Concurrently with the closing of the transaction, Arena will lease back the buildings sold to BioMed for 20 years. As part of the transaction, Arena will have the option to purchase from BioMed all the buildings included in the transaction. The transaction is expected to close in the second quarter of 2007.

•     Initiated dosing in a Phase 2 clinical trial of APD125 in chronic insomnia patients. The Phase 2 trial of APD125 is a randomized, double-blinded, placebo-controlled study evaluating the safety and efficacy of nighttime dosing in approximately 150 male and female patients in about 25 sites in the United States.

•     Completed patient enrollment in BLOOM, the first of three planned Phase 3 pivotal trials evaluating the efficacy and safety of Arena’s lead drug candidate, lorcaserin hydrochloride, for the treatment of obesity. BLOOM is a double-blinded, randomized, and placebo-controlled trial that enrolled 3,182 patients at approximately 100 sites in the United States.

Scheduled Earnings Call

Arena will host both a conference call and webcast to discuss the first quarter 2007 financial results, and to provide a corporate update today, Wednesday, April 18, 2007, at 5:00 p.m. EDT (2:00 p.m. PDT). Jack Lief, President and Chief Executive Officer and Robert E. Hoffman, Vice President, Finance and Chief Financial Officer will host the conference call.

The conference call may be accessed by dialing 866.383.7989 for domestic callers and 617.597.5328 for international callers. Please specify to the operator that you would like to join the “Arena First Quarter 2007 Earnings Call.” The conference call will be webcast live under the investor relations section of Arena’s website at www.arenapharm.com, and will be archived there for 30 days following the call. Please connect to Arena’s website several minutes prior to the start of the broadcast to ensure adequate time for any software download that may be necessary.

Upcoming Corporate Presentations

Arena is currently scheduled to present at the following investment and industry conferences through June 2007:

•     7th Annual Fortis Biotechnology Conference, April 25, 2007, London, England

•     Deutsche Bank’s 32nd Annual Health Care Conference, May 2-3, 2007, Washington D.C.

•     2007 UBS Global Generic & Specialty Pharmaceuticals Conference, May 8-9, 2007, New York, New York

•     Acumen BioFin Rodman & Renshaw 4th Annual Global Healthcare Conference, May 14-15, 2007, Monte Carlo, Monaco

•     Citigroup’s Global Healthcare Conference, May 22-24, 2007, New York, New York

•     The Sixth Annual Needham & Company, LLC Biotechnology and Medical Technology Conference, June 13-14, 2007, New York, New York

About Arena Pharmaceuticals

Arena is a clinical-stage biopharmaceutical company focused on discovering, developing and commercializing oral drugs in four major therapeutic areas: cardiovascular, central nervous system, inflammatory, and metabolic diseases. Arena’s most advanced product candidate, lorcaserin, is being investigated in a Phase 3 clinical trial program for the treatment of obesity. Arena’s broad pipeline of novel compounds targeting G protein-coupled receptors, an important class of validated drug targets, includes compounds being evaluated independently and with its partners, Merck & Co., Inc. and Ortho-McNeil Pharmaceutical, Inc.

Arena Pharmaceuticals® and Arena® are registered service marks of the company. “APD” is an abbreviation for Arena Pharmaceuticals Development.

Forward-Looking Statements

Certain statements in this press release are forward-looking statements that involve a number of risks and uncertainties. Such forward-looking statements include statements about the timing, protocol, design, scope and other aspects of the Phase 3 clinical trials for lorcaserin and the Phase 2 clinical trial of APD125, including the expected month-six DSMB review for lorcaserin and the results from the Phase 2 APD125 clinical trial, the expected Phase 1 clinical trial of APD791, the tolerability, side effects, efficacy and potential of Arena’s product candidates and compounds, the advancement and content of Arena’s pipeline, the closing of the transactions contemplated under the purchase and sale agreement with BioMed, the entry into lease agreements with BioMed, BioMed’s expected payments to Arena, and other statements about Arena’s strategy, preclinical and internal and partnered clinical programs, and ability to develop compounds and commercialize drugs. For such statements, Arena claims the protection of the Private Securities Litigation Reform Act of 1995. Actual events or results may differ materially from Arena’s expectations. Factors that could cause actual results to differ materially from the forward-looking statements include, but are not limited to, Arena’s planned clinical trials may not proceed at the time Arena expects or at all, the results of preclinical studies or clinical trials may not be predictive of future results, Arena’s ability to partner lorcaserin, APD125, APD791 or other of its compounds or programs, the timing, success and cost of Arena’s research, out-licensing endeavors and clinical trials, Arena’s ability to obtain additional financing, Arena’s ability to obtain and defend its patents, and the timing and receipt of payments and fees, if any, from Arena’s collaborators. Additional factors that could cause actual results to differ materially from those stated or implied by Arena’s forward-looking statements are disclosed in Arena’s filings with the Securities and Exchange Commission. These forward-looking statements represent Arena’s judgment as of the time of this release. Arena disclaims any intent or obligation to update these forward-looking statements, other than as may be required under applicable law.

Arena Pharmaceuticals, Inc.

Condensed Consolidated Statements of Operations

(In thousands, except per share amounts)

	Three months ended
	March 31,
	2007	2006
	(unaudited)
Revenues
Total revenues	$4,911	$12,126

Expenses
Research and development	35,755	20,490
General and administrative	4,923	5,608
Amortization of acquired technology	384	384
Total expenses	41,062	26,482

Interest and other income, net	4,256	2,130
Net loss	(31,895)	(12,226)
Dividends on redeemable convertible preferred stock	(514)	(493)
Net loss allocable to common stockholders	$(32,409)	$(12,719)

Net loss per share allocable to common stockholders, basic and diluted	$(0.53)	$(0.30)

Shares used in calculating net loss per share allocable to common stockholders, basic and diluted	60,734	42,363

Arena Pharmaceuticals, Inc.

Condensed Consolidated Balance Sheet Data

(In thousands)

	March 31,	December 31,
	2007	2006
	(unaudited)	(Note)
Assets
Cash, cash equivalents and short-term investments	$356,303	$388,825
Accounts receivable	415	310
Other current assets	11,293	10,551
Land, property and equipment, net	56,607	56,500
Acquired technology, investments and other assets	12,148	12,279
Total assets	$436,766	$468,465
Liabilities and Stockholders’ Equity
Deferred revenues	$12,144	$13,054
Other liabilities	35,414	37,488
Redeemable convertible preferred stock	52,322	51,808
Stockholders’ equity	336,886	366,115
Total liabilities and stockholders’ equity	$436,766	$468,465

Note: The Condensed Consolidated Balance Sheet Data has been derived from the audited financial statements as of that date.

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